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ENSERVCO CORPORATION

(Name of Registrant as Specified In Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENSERVCO CORPORATION

999 18th Street, Suite 1925N
Denver, CO 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING
TO BE HELD ON JUNE 3, 2019

April 18, 2019

Fellow Stockholders:

Notice is given that the Annual Meeting of Stockholders of Enservco Corporation (“Enservco”) will be held June 3, 2019, at 2:00 p.m., local time, to be held at 1999 Broadway, Suite 3150, Denver, CO 80202 (the “Meeting”). At the Meeting, Enservco will submit the following four proposals to its stockholders for approval:

1.     To elect six directors for the ensuing year;

2.     To ratify and approve the appointment of Plante & Moran, PLLC, as Enservco's independent registered accounting firm for the year ended December 31, 2019.

3.     To approve, on an advisory basis, the compensation of named executive officers; and

4.     To select, on an advisory basis, the frequency of advisory votes on executive compensation.

The foregoing items of business are described more fully in the accompanying Proxy Statement.  Any other business that may properly come before the Meeting will also be conducted. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors set April 9, 2019 as the record date for the Meeting. Only holders of record of our Common Stock as of close of business on April 9, 2019 will be entitled to notice of and to vote at the Annual Meeting, and any postponements or adjournments thereof.

The Company recommends the approval of all the above-listed proposals. Please vote promptly by signing, dating and returning the enclosed proxy card, voting by telephone, or voting on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to attend the Meeting, it, he, or she may, if so desired, revoke the proxy by voting the shares in person at the Meeting. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

EACH STOCKHOLDER, WHETHER OR NOT THE STOCKHOLDER PLANS TO ATTEND THE MEETING, IS REQUESTED TO VOTE BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR VOTING BY TELEPHONE OR INTERNET. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE THE PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

Sincerely,

Ian E. Dickinson
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF ENSERVCO’S

PROXY STATEMENT

We will be using the Securities and Exchange Commission’s Notice and Access rules, which allow us to make the proxy materials available on the Internet, as the primary means of furnishing Proxy Materials to stockholders. On or before April 18, 2019, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our Proxy Materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of Proxy Materials. The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at: www.edocumentview.com/ENSV.

2019 PROXY STATEMENT
TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
PROPOSAL NO. 1 ELECTION OF DIRECTORS	10
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	14
PROPOSAL NO. 4 FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION	15
CORPORATE GOVERNANCE	16
EXECUTIVE OFFICERS	21
EXECUTIVE COMPENSATION	22
COMPENSATION OF DIRECTORS	30
EQUITY COMPENSATION PLAN INFORMATION	32
ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION	32
OTHER MATTERS	32
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	33
STOCKHOLDER PROPOSALS	35
Appendix A -- Form of Proxy Card

ENSERVCO CORPORATION

999 18th Street, Suite 1925N
Denver, CO 80202

__________________________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2019 at 2:00 p.m. Mountain Time

___________________________________________________________________________

April 18, 2019

Fellow Stockholders:

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Enservco Corporation (“Enservco” or the “Company”) of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”) to be held at 1999 Broadway, Suite 3150, Denver, Colorado 80202 on June 3, 2019, at 2:00 p.m. local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement (including the Notice of Annual Meeting of Stockholders) is first being made available to stockholders beginning on or before April 18, 2019. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including financial statements (“Annual Report”), was filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2019. This Proxy Statement and the Annual Report are collectively referred to herein as the “Meeting Materials.”

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice and Access Model

We are making the Meeting Materials available to stockholders on the Internet under the SEC’s Notice and Access model. On or before April 18, 2019, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our stockholders on the Internet at www.edocumentview.com/ENSV, on or before April 18, 2019. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact. We encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Solicitation/Cost of the Meeting

The enclosed proxy is being solicited by the Company’s Board of Directors. The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or email by directors, officers and employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the Company’s shares.

Record Date, Voting Rights, and Votes Required

Holders of shares of Enservco Common Stock (the “Common Stock”) at the close of business on April 9, 2019 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting. As of the Record Date, 54,334,829 shares of Company’s Common Stock were outstanding.

For all Proposals, holders of Common Stock are entitled to one vote per share. Cumulative voting is not permitted in the election of directors or any of the proposals being submitted to the stockholders at the Meeting.

For all Proposals, the presence in person or by proxy of the holders of one-third of the votes entitled to be cast as of the Record Date constitute a quorum for the transaction of business at the Meeting. The presence in person or by proxy of the holders of votes entitled to be cast of at least 18,111,610 votes at the Meeting is required for a quorum.

In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

As to the election of directors under Proposal No. 1, the proxy card being provided by the Board enables a stockholder to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. If a quorum is present, directors are elected by a plurality of votes cast, without respect to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

If a quorum is present, the affirmative vote of a majority of the votes cast on the matter is required to approve Proposals No. 2 and 3. As to these Proposals, a stockholder may: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal. Abstentions and broker non-votes will not have an effect on this proposal.

With respect to Proposal No. 4 (the frequency of the advisory vote on executive compensation), the frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders. Votes to abstain and broker non-votes will not have an effect on this proposal.

Proposals No. 2 and 3 are advisory in nature and non-binding on the Company; however, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the Company’s independent auditor selection.

Voting

Whether you plan to attend the Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive by the Meeting through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted “FOR” the slate of directors described herein, and “FOR” Proposal No. 2. Voting by proxy will not affect your right to attend the Meeting. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company’s corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person. If you plan to attend the Meeting, please ensure that you have an admission ticket or other authorization from the record holder of your shares.

Registered Holder

If your shares are registered directly in your name through our stock transfer agent, Computershare, Inc. (“Computershare”), or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. To vote by internet or telephone, follow the instructions included in the Notice or, if you received printed materials, follow the instructions in the proxy card.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendation of our Board of Directors as noted above.

•	In person at the Meeting. If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close on June 3, 2019 at 1:00 a.m. Central Time.

Beneficial Holder

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact the broker or agent to obtain a legal proxy or broker’s proxy card and bring it with you to the Meeting in order to vote. You will not be able to vote at the Meeting unless you have a proxy card from your broker.

No Dissenters Rights

The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

Proposals by Security Holders and Other Matters

No stockholder has requested that we include any additional proposals in this Proxy Statement or otherwise requested that any proposals be submitted to the stockholders at the Meeting. Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters are properly presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Forward-Looking Statements

This Proxy Statement may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Proxy Statement, our potential business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” included in our other filings with the Securities and Exchange Commission (“SEC”), including the disclosures set forth in Item 1A of our Form 10-K for the year ended December 31, 2018. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

As of the April 9, 2019 the Company had 54,334,829 shares of its Common Stock issued and outstanding. The following table sets forth the beneficial ownership of the Company’s Common Stock as of the Record Date by each person who serves as a director and/or an executive officer of the Company on that date, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group. To the extent any of the named stockholders own derivative securities that are vested or otherwise exercisable into shares of our Common Stock these securities are included in the column regarding that stockholders’ Common Stock beneficial ownership (as required by Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the material terms of such derivative securities are explained in the notes to the table.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock
Named Executive Officers and Directors
Richard A. Murphy	12,466,792 (3)	22.9%
Ian E. Dickinson	1,450,000 (4)	2.6%
Keith J. Behrens	200,000 (5)	*
William A. Jolly	119,817 (6)	*
Robert S. Herlin	135,000 (7)	*
Christopher D. Haymons	100,000 (8)	*
Kevin Kersting	300,000 (9)	*
Dustin Bradford	227,667 (10)	*
All current executive officers and directors as a group (8 persons)	14,999,276	26.7%

Notes to Security Ownership of Management and Directors table shown above:

* The percentage of Common Stock beneficially owned is less than 1%.

(1)	The address of the beneficial owners in each case is c/o Enservco Corporation, 999 18th Street, Suite 1925N, Denver, CO 80202
(2)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(3)

Consists of (i) 73,900 shares of Common Stock owned directly by Mr. Murphy; (ii) options to acquire 100,000 shares of Common Stock to Mr. Murphy which are vested or will vest within 60 days; and (iii) 12,292,892 shares held by Cross River Partners, L.P.

(4)	Consists of (i) 25,000 shares of Common Stock owned by Mr. Dickinson, (ii) 225,000 unvested restricted shares for which Mr. Dickinson has voting power, and (iii) options to acquire 1.2 million shares of Common Stock which are vested or will vest within 60 days.
(5)	Consists of options to acquire 200,000 shares of Common Stock which are vested or will vest within 60 days.
(6)	Consists of (i) 19,817 shares of Common Stock owned by Mr. Jolly and (ii) options to acquire 100,000 shares of Common Stock which are vested or will vest within 60 days.
(7)	Consists of (i) 35,000 shares of Common Stock owned by Mr. Herlin and (ii) options to acquire 100,000 shares of Common Stock which are vested or will vest within 60 days.
(8)	Consists of options to acquire 100,000 shares of Common Stock which are vested or will vest within 60 days.
(9)	Consists of (i) 33,000 shares of Common Stock owned by Mr. Kersting, (ii) 266,667 of unvested restricted shares for which Mr. Kersting has voting power.
(10)

Consists of (i) 61,000 shares of Common Stock owned by Mr. Bradford, (ii) options to acquire 16,667 shares of Common Stock which are vested or will vest within 60 days, (iii) 150,000 unvested restricted shares for which Mr. Bradford has voting power.

Security Ownership of Certain Beneficial Owners

As of April 9, 2019, the Company is not aware of any persons that beneficially own more than 5% of its outstanding Common Stock who do not serve as an executive officer or director of the Company, except as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock
Beneficial owners of more than 5% of outstanding Common Stock
Cross River Partners, L.P. 31 Bailey Ave, Suite D Ridgefield, CT 06877	12,292,892 (2)	22.0%
Leroy Landhuis c/o Alan Vancil 212 N. Wahsatch Ave., Suite 301 Colorado Springs, CO 80903	4,732,319 (3)	8.7%
AWM Investment Company c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	4,217,450 (4)	7.8%
DLH Family Trust ANZ House Main Road Avarua, Rarotonga	3,033,660 (5)	5.6%

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act.
(2)

Based on information in a Form 4 filed September 14, 2017 by Cross River Partners LP. The following persons share voting and dispositive power with respect to the foregoing shares beneficially owned: Cross River Capital Management LLC (a Delaware limited liability company) and Richard Murphy, an individual and director of the Company. Consists of shares held by Cross River Partners, L.P. Mr. Murphy is the managing member of the general partner of Cross River Partners, L.P.

(3)	Based on information in a Schedule 13D report dated February 28, 2017 by Leroy Landhuis.
(4)

Based on information in a Schedule 13G report dated February 11, 2019 by AWM Investment Management Inc. AWM Investment Company, Inc., a Delaware Corporation (“AWM”), is the investment adviser to Special Situations Cayman Fund, L.P. (“CAYMAN”) and Special Situations Fund III QP, L.P. (“SSFQP”)). As the investment adviser to the Funds, AWM holds sole voting and investment power over 1,053,770 shares of Common Stock of the Company held by CAYMAN and 3,163,680 Shares held by SSFQP.

(5)

Based solely on information in a Form 4 filed November 23, 2015. The following persons share voting and dispositive power with respect to the foregoing shares beneficially owned: Michael Herman, Mrs. Herman’s spouse.

Changes in Control

There are no arrangements known to the Company which may result in a change in control of the Company.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The following persons, all whom are currently members of the Board of Directors, have been nominated by the Board of Directors for election to the Company’s Board of Directors:

Keith J. Behrens, Age 53     Mr. Behrens has served as a director for the Company since 2014. Mr. Behrens joined Stephens, Inc. in May 2009 as a Managing Director. Prior to joining Stephens, Inc. Mr. Behrens was a Co-Founder and a Managing Partner of Energy Capital Solutions. Mr. Behrens has over 25 years of investment banking experience with major investment banking firms including Bear Stearns and Wasserstein Perella. He has focused most of his career in covering primarily exploration and production companies as well as other energy-related companies. Mr. Behrens has generated and led the execution of various M&A, public & private equity and senior & mezzanine debt transactions representing in excess of 170 transactions and approximately $35 billion in transaction volume. In addition to his extensive transaction experience, Mr. Behrens served as Chairman of the IPAA’s 2013 Private Capital Conference and is active in several energy industry organizations. He was formerly on the Advisory Council for the Energy Management and Innovation Center at the University of Texas at Austin McCombs School of Business. Mr. Behrens received his BBA and MBA from the University of Texas at Austin.

Ian E. Dickinson, Age 46     Mr. Dickinson has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2017. Mr. Dickinson joined the Company from Caddis Capital Investments, LLC (“Caddis”), an actively managed private equity firm, where he had been a partner since July, 2016. Prior to joining Caddis, Mr. Dickinson served as President and Chief Executive Officer of Premier Oilfield Equipment Company (“Premier”) from its acquisition by Altira Group, LLC in February, 2012, until July, 2016. Prior to that, Mr. Dickinson served as Senior Vice President of Finance at Startek, Inc. (“SRT”), a global contact center outsource services provider, from March 2011 until February, 2012, and as Managing Director at Slalom Consulting, LLC, leading the CFO Advisory Services practice from October, 2009 until March, 2011. His previous experience includes CFO and corporate development roles at several private equity and venture capital backed companies. Mr. Dickinson began his career in various and expanding leadership roles in finance and M&A at Quest Communications (acquired by CenturyLink), Nextel (acquired by Sprint), and ADT Security Services. Mr. Dickinson is a member of Young President Organization – Colorado Chapter, and currently serves on the Board of Directors of Fox Management, LLC and the ACE Scholarships Advisory Board. Mr. Dickinson is a graduate of Fort Lewis College in Durango, Colorado.

Christopher D. Haymons, Age 48     Mr. Haymons has served as a director for the Company since 2017. Mr. Haymons is co-founder and Partner of Industria Partners, LLC, a strategic advisory and merchant banking firm focused on providing capital, restructuring, and M&A services to energy and industrial companies. Prior to co-founding Industria, Mr. Haymons was a Partner at St. Charles Capital, LLC, where he played a senior leadership role as the founder and managing director of the Energy Services & Technology Group, until St. Charles Capital, LLC was acquired by KPMG LLP in 2014. Previously, he was senior managing director, head of Investment Banking and head of the Industrials Group for Headwaters MB. He began his career with Dain Bosworth and Green Manning & Bunch. Mr. Haymons brings to Enservco 25 years of experience in investment banking, corporate finance, M&A, and merchant banking transactions. He is a graduate of The Colorado College.

Robert S. Herlin, Age 63     Mr. Herlin has served as a director for the Company since 2015. Mr. Herlin is also Chairman of Evolution Petroleum Corporation, Houston, Texas, a company with a class of securities registered pursuant to Section 12 of the Exchange Act. He has served as a director of Evolution Petroleum since its inception in 2003, was elected Chairman of its Board of Directors in 2009 and served as Chief Executive Officer from inception through 2015. Mr. Herlin also serves on the Board of Directors of Well Lift Inc., a private company that was spun off from Evolution Petroleum and is the owner and marketer of the GARP artificial lift technology. Mr. Herlin is also President of AVL Resources, LLC, a private energy company, and is actively engaged in new venture funding and advising. Mr. Herlin has 30 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Since 2003 until early 2010, Mr. Herlin also served as a non-active Partner with Tatum CFO, a financial advisory firm that provides executive officers on a part-time or full-time basis to clients. From 2001 to 2003, Mr. Herlin served as Senior Vice President and Chief Financial Officer of Intercontinental Towers Corporation, an international wireless infrastructure venture. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010. Prior to 2001, Mr. Herlin served in various officer capacities for upstream and downstream oil and gas companies, both private and public. Mr. Herlin served on the Engineering Advisory Board for the Brown School of Engineering at Rice University from 2013 to 2016. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

William A. Jolly, Age 65     Mr. Jolly has served as a director for the Company since 2015. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for 10 years. Mr. Jolly spent over 15 years with Procter & Gamble managing brands and subsidiaries in the U.S. and throughout Asia. Mr. Jolly then became Vice President for the Consumer Division of Scott Paper in Asia Pacific until it was acquired by Kimberly Clark. Mr. Jolly serves on the advisory board of ZetrOZ Systems, which develops non-invasive medical devices to accelerate tissue healing and relieve pain. Mr. Jolly received his undergraduate degree from Duke University and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Richard A. Murphy, Age 49 Mr. Murphy has served as a director for the Company since 2016. Mr. Murphy currently serves as the managing member of Cross River Capital Management, LLC the general partner of Cross River Partners, L.P., currently the largest stockholder of the Company. Mr. Murphy founded Cross River Partners, L.P. in April of 2002. Cross River Partners, L.P. invests in micro-cap and small-cap companies with market capitalizations up to $1.5 billion at the time of initial investment. Mr. Murphy’s primary responsibility as managing member is investment research, analysis of investment opportunities, and coordinating final investment decisions for Cross River Partners, L.P. Prior to founding Cross River Partners, L.P., Mr. Murphy was an analyst and asset portfolio manager with SunAmerica Asset Management, LLC from 1998 to 2002. Mr. Murphy also worked as an associate investment banker at ING Barings in its food and agricultural division in 1998 and he worked at Chase Manhattan Bank from 1992 to 1996. He also sat on the Advisory Board of CMS Bankcorp, Inc. and currently sits on the Applied Investment Management Board for the University of Notre Dame. Mr. Murphy serves on the Board of Directors for Williston Holding Company, Inc. a restaurant company. Mr. Murphy also serves on the Board of Trustees of Brooklyn Jesuit Prep, a not-for-profit secondary school serving low income families. Mr. Murphy received his MBA from the University of Notre Dame-Mendoza College of Business in 1998 and his bachelor’s degree in political science from Gettysburg College in 1992.

If elected, each director will serve for a one-year term and until his successor is elected and qualified.

Board Member Nominee Selection Criteria

The Company believes that each of the persons nominated for reelection to the Board have the requisite experience, qualifications, attributes and skills to enable the Board of Directors to effectively satisfy its oversight responsibilities. With regard to the nominees (each of whom is currently a member of our Board) the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

•

Keith J. Behrens: Mr. Behrens was appointed to the Company’s Board of Directors on June 20, 2014 and Mr. Behrens accepted his appointment on July 15, 2014. Mr. Behrens has over 23 years of investment banking experience with major investment banking firms including Bear Stearns and Wasserstein Perella. He has focused most of his career in covering primarily exploration and production companies as well as other energy-related companies. The Board believes Mr. Behrens’ extensive experience in M&A transactions in the energy-related field is valuable in the continued development and growth of the Company.

•

Ian E. Dickinson: Mr. Dickinson was appointed to the Company’s Board of Directors on May 9, 2017. Mr. Dickinson brings a strong track record in the areas of private equity, oilfield service equipment, M&A, and finance. The Board believes Mr. Dickinson’s prior leadership experience in the oil field services and finance industries is valuable to the Board of Directors as a whole.

•

Christopher D. Haymons: Mr. Haymons was appointed to the Company’s Board of Directors on January 27, 2017 by unanimous consent of the Directors. The Board believes Mr. Haymons provides valuable transactional and analytical skills with respect to the oil field services industry within which the Company operates.

•

Robert S. Herlin: Mr. Herlin was appointed to the Company’s Board of Directors on January 15, 2015 by unanimous consent of the Directors. Mr. Herlin was appointed at the same time to the Audit Committee of the Company’s Board of Directors. Mr. Herlin has 30 years of experience in engineering, energy transactions, and operations and finance of companies in the oil and gas sector. The Board believes Mr. Herlin’s experience and knowledge in the oil and gas sector are valuable to the Board of Directors as a whole.

•

William A. Jolly: Mr. Jolly was appointed to the Company’s Board of Directors on January 15, 2015 by unanimous consent of the Directors. Mr. Jolly was appointed at the same time to the Audit Committee of the Company’s Board of Directors. Mr. Jolly has previously served as a board member/advisor for several public companies. Mr. Jolly serves as an area chairman for the C12 group, which provides peer advisory services for middle market companies. In addition, Mr. Jolly served as a principal with Scarsdale Equities, a FINRA member broker/dealer in New York City where he focused on providing innovative banking solutions for small cap companies for over 10 years. The Board believes Mr. Jolly’s experience and knowledge advising public companies and experience in banking solutions for small cap companies are valuable to the Board of Directors as a whole.

•

Richard A. Murphy: Mr. Murphy was appointed to the company’s Board of Directors on January 19, 2016 by unanimous consent of the Directors. Mr. Murphy is the managing member of the general partner of the Company’s largest stockholder, Cross River Partners L.P. and has experience analyzing and evaluating micro-cap companies. The Board believes Mr. Murphy’s years of experience advising emerging growth companies are valuable to the Board of Directors as a whole.

Vote Required and Recommendation

Each share will count as one vote cast for the election of directors, and abstentions and broker non-votes will not be counted. To be elected each director must receive a plurality of the votes cast at the Meeting—the six individuals with the most votes will be elected to the Board of Directors. Unless otherwise specified, the enclosed proxy will be voted “FOR” the election of the Board of Directors’ slate of nominees. Neither Management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF MESSRS. BEHRENS, DICKINSON, HAYMONS, HERLIN, JOLLY, AND MURPHY.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, with Enservco management. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T and has received written disclosures from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s independence. The Audit Committee has discussed the independent auditor’s independence with representatives of the independent auditor. Based on that review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included with the Company’s Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee
Christopher D. Haymons, Chair
William A. Jolly
Robert S. Herlin

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected the accounting firm of Plante & Moran, PLLC (“PM”) to serve as our independent registered public accounting firm for the 2019 fiscal year. Effective October 1, 2018, EKS&H LLLP (“EKS&H”), the independent registered public accounting firm for the Company, combined with PM. As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation, the Company’s audit committee approved the engagement of PM as the new independent registered public accounting firm for the Company. We are asking our stockholders to ratify the selection of PM as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PM to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

To the Company’s knowledge, a representative from PM is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees Billed

The following is a summary and description of fees for services provided by PM and EKS&H LLLP for the years ended December 31, 2018 and 2017.

	2018	2017
Audit fees (1)	$ 157,934	$ 129,000
Audit-related fees (2)	—	17,470
Tax fees	—	—
All other fees (3)	—	2,493
Total	$ 157,934	$ 148,963

(1)

Audit Fees include professional services for the audit of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Form 10-Q filings, audits of company provided employee benefit plans, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements including review of the consolidated financial statements incurred in conjunction with registration statements.

(3)	All other fees include amounts billed for consultation provided to the Company.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent public accountants, and pre-approves all audit services and permissible non-audit services to be provided to the Company by the independent public accountants. The Audit Committee may, in its discretion, delegate the authority to pre-approve all audit services and permissible non-audit services to the Chairman of the Audit Committee provided the Chairman reports any delegated pre-approvals to the Audit Committee at the next meeting thereof. The Audit Committee has not, however, adopted any specific policies and procedures for the engagement of non-audit services.

The Audit Committee approved of PM performing our audit and all other consultation services provided for the 2018 and 2017 fiscal years as set forth in the table above.

Vote Required and Recommendation of Board

Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Meeting. If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. The Board considers PM as successor to EKS&H, to be well-qualified to serve as the independent auditor for the Company and PM has experience since 2010 in doing so. However, even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PM AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Starting in 2011, Section 14A of the Exchange Act, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), require that at stockholder meetings at which directors are to be elected, certain public companies submit to their stockholders what is commonly known as a “Say on Pay” proposal. A Say on Pay proposal gives stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the companies Named Executive Officers (“NEOs”)—being those executive officers whose total compensation is described in the Executive Compensation disclosure included in the Company’s Annual Report as well as in the materials prepared and distributed in connection with stockholder meetings.

This Say On Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

The Company recognizes that a framework that accounts for the Company’s financial resources and its business objectives is essential to an effective executive compensation program. The Company’s compensation framework and philosophy are established and overseen primarily by the Compensation Committee. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. To that end we strive to ensure that the compensation of our executives is in-line with those of similarly situated oil and gas field services companies. The Compensation Committee attempts to balance the compensation of our NEOs between near term compensation (being the payment of competitive salaries) with providing compensation intended to reward executives for the Company’s long-term success (being equity-based compensation). Moreover, the equity-based compensation element is intended to further align the longer term interests of our executive officers with that of our stockholders. To further implement our objectives in attracting and retaining qualified executive officers our NEOs are also eligible to receive an annual bonus and receive various employment benefits.

Additionally, as part of our philosophy of aiming to attract and retain qualified executive level personnel the Company has entered into an employment agreement with each of its NEOs that is intended to provide each executive with a reasonable level of security with respect to his on-going employment.

We believe our executive compensation program implements our primary objectives of attracting and retaining qualified executive level personnel, providing the executives with reasonable contractual terms that offer some level of security, and motivating executive level personnel with a balance between short-term incentives with longer term incentives aimed to help further align the interests of our executive officers with our stockholders. Stockholders are encouraged to read the Executive Compensation section of this Proxy Statement for a more detailed discussion of the compensation structure and programs implemented by the Company during its 2018 fiscal year and which we expect to continue going forward.

At the 2016 Annual Meeting of Stockholders, held on September 29, 2016, an advisory vote was held on executive compensation for Enservco’s NEOs. At the 2016 Annual Meeting of Stockholders the stockholders approved a frequency of three years for voting on executive compensation. Pursuant to the foregoing, the Company is holding an advisory stockholder vote regarding NEO compensation at this Meeting. At the Annual Meeting, we will ask our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED, that the stockholders of Enservco approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2019 Annual Meeting Proxy Statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company. However, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required and Recommendation of Board

The advisory (non-binding) vote on the Company’s executive compensation structure and program as described in this Proxy Statement (including under the heading “Executive Compensation”) is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Meeting. Although the vote is non-binding, our Board will review the voting results. The Board intends to consider the feedback obtained through this process in making future decisions about executive compensation programs.

The Board believes the Company’s executive compensation program is appropriately structured and effective in achieving the Company’s core compensation objectives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 4
FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Starting in 2011 Section 14A of the Exchange Act, and Section 951 of the Dodd-Frank Act, require that public companies give their stockholders the opportunity to vote, at stockholder meetings at which directors are to be elected and on an advisory basis, on the frequency with which companies include in their meeting materials an advisory vote to approve or not approve the compensation of their NEOs.

At the 2016 Annual Meeting of Stockholders, held on September 29, 2016, an advisory vote was held on the frequency of the advisory vote on the compensation program for Enservco’s named executive officers. More than a majority of the votes cast at the annual meeting approved holding an advisory vote on the compensation program for named executive officers on a triennial basis (that is, each three years).

Our Board of Directors believes that an advisory vote on executive compensation that occurs every three years is the most appropriate choice for the Company, as a triennial vote complements the Company’s goal to create a compensation program that enhances long-term stockholder value. As described in the section titled “Executive Compensation,” our executive compensation program is designed to motivate executives to achieve both short-term and longer-term corporate goals that enhance stockholder value. To facilitate the creation of long-term, sustainable stockholder value, certain of our compensation awards are contingent upon successful completion of multi-year performance and service periods. A triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Company and the Board of Directors would similarly benefit from this longer time period between advisory votes. Three years will give the Company sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Company to consider various factors that impact the Company’s financial performance, stockholder sentiments and executive pay on a longer-term basis. The Board of Directors believes anything less than a triennial vote may yield a short-term mindset and detract from the long-term interests and goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company or the Board of Directors. Our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

Unless the timing of the advisory votes is changed, the next required advisory vote regarding the frequency of an advisory vote on named executive officer compensation will be held at the Annual Meeting of Stockholders to be held in 2022.

Vote Required and Recommendation of Board

With respect to Proposal No. 4, stockholders will have the opportunity to cast their vote on the preferred voting frequency by selecting the option of holding an advisory vote on executive compensation: 1) “EVERY THREE YEARS,” 2) “EVERY TWO YEARS”, 3) “EVERY ONE YEAR,” or stockholders may “ABSTAIN.” The frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU SELECT “THREE YEARS” FOR VOTING ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

The Board is committed to sound and effective governance practices, which help us compete more effectively, sustain our success, and build long-term stockholder value. The Board reviews the Company's governance policies and business strategies, and advises and counsels the executive officers who manage the Company.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board of Directors held 4 formal in-person or telephonic meetings during the fiscal year ended December 31, 2018 and acted by unanimous consent four times during 2018. The incumbent directors each attended 100% of the board meetings held during 2018. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

Board members are not required to attend the annual stockholder meeting. The Company last held an annual meeting of stockholders on June 26, 2018, and six Board members were in attendance, either in person or telephonically.

Committees of the Board

Audit Committee

The Board of Directors established the Audit Committee on May 29, 2013, in accordance with Section 3(a)(58)(A) of the Exchange Act and then NYSE MKT Rule 803(B) as modified for smaller reporting companies by then NYSE MKT Rule 801(h). The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

The members of our Audit Committee are Messrs. Haymons, Jolly, and Herlin. Mr. Haymons is chairman of the Audit Committee. On May 1, 2017, and each subsequent Audit Committee meeting, the Board of Directors determined that Mr. Haymons, Mr. Jolly and Mr. Herlin were independent under SEC Rule 10A-3(b)(1) and NYSE American Rule 802(a). The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. No members of the Audit Committee have been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC, because the Board believes that the Company’s status as a smaller reporting company does not require expertise beyond financial literacy. The Audit Committee held four meetings during the year ended December 31, 2018.

The Audit Committee meets quarterly with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the Audit Committee meets with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

We have adopted an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at http://www.enservco.com.

No Nominating Committee

Enservco has not established a nominating committee. Under the NYSE American Rule 804(a), if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board of Directors are responsible for identifying and nominating appropriate persons to become members of the Board of Directors, as necessary. In identifying Board candidates, it is the Company's goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board of Directors is appropriate given Enservco's status as a smaller reporting company.

In order to comply with NYSE American rules, Enservco has adopted a nomination procedure in its Bylaws by which eligible stockholders may nominate a person to the Board of Directors. Such procedure was amended by the Board of Directors on March 16, 2015. That procedure is as follows:

Enservco will consider all recommendations from any person (or group) who holds and has (or collectively if a group have) held more than 5% of Enservco’s voting securities for longer than one year. Any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Enservco’s corporate secretary by the date mentioned in the most recent proxy statement or information statement under the heading “Proposal From Stockholders” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that notification must provide the following additional information to Enservco:

•

Name, address, telephone number and other methods by which Enservco can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

•

If the stockholder owns shares of Enservco’s voting stock other than on the records of Enservco, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

•

Information from the stockholder regarding any intentions that he or she may have to attempt to make a change of control or to influence the direction of Enservco, and other information regarding the stockholder any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder making a solicitation subject to SEC Rule 14a-12(c); and

•	All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, which shall be in a form reasonably acceptable to Enservco.

Compensation Committee

The Board of Directors established the Compensation Committee in November, 2017. The Board of Directors appointed Messrs. Herlin, Jolly, and Haymons to the Compensation Committee, each of whom the Board of Directors has determined is independent pursuant to the independence tests under the NYSE American Company Guide. The Compensation Committee is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers. The Compensation Committee held three meetings during the year ended December 31, 2018.

Pursuant to the NYSE American rules, the independent members of Enservco's Board of Directors determine the compensation of our Chief Executive Officer. The Board believes that this is appropriate given that Enservco is a smaller reporting company and these compensation decisions are made by the independent directors. The process and procedures for establishing executive compensation are discussed in the "Executive Compensation" and "Compensation of Directors" sections located elsewhere in this proxy statement.

We have adopted a Compensation Committee Charter that deals with the establishment of the Compensation Committee and sets out its duties and responsibilities. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. The Compensation Committee Charter is available on our Company website at http://www.enservco.com.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has not designated a lead independent director. The roles of Chief Executive Officer and Chairman are presently separated, and Richard A. Murphy serves as the Chairman of the Board.

Board’s Role and the Role of the Audit Committee in Risk Oversight

While management is charged with the day-to-day management of risks that Enservco faces, the Board of Directors and Audit Committee are responsible for oversight of risk management. The full Board and the Audit Committee have responsibility for general oversight of risks facing the Company.  Specifically, the Audit Committee will review and assess the adequacy of Enservco’s risk management policies and procedures with regard to identification of Enservco’s principal risks, both financial and non-financial, and review updates on these risks from the Chief Financial Officer and the Chief Executive Officer. The Audit Committee will also review and assess the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks.

Director Independence

The Company utilizes the definition of “independent director” as it is set forth in Section 803A(2) of the NYSE American Rules. Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships). Based on the foregoing criteria, Messrs. Behrens, Haymons, Herlin, Jolly, and Murphy are considered independent directors and were confirmed as such by the Board of Directors.

Further information regarding enhanced independence standards applicable to directors who serve on the Company's Audit Committee, and directors who participate in the determination of the compensation of our chief executive officer, can be found in the Corporate Governance section elsewhere in this proxy statement, under the headings "Audit Committee" and "No Compensation Committee".

Board of Directors – Composition, Qualifications and Attributes; Board Diversity

The Company’s Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively. The Company does not currently have a separate nominating (or similar) committee and, as further discussed above, given the Company’s small size, the Company does not yet believe such a committee is necessary. However, as the Company grows, it may consider establishing a separate nominating committee.

Under the NYSE American Rule 804(a), if there is no nominating committee, nominations must be made by a majority of the independent directors. In accordance with this rule, the independent members of the Board of Directors are responsible for identifying and appointing appropriate persons to become members of the Board of Directors, as necessary. In identifying Board candidates, it is the Company's goal to identify persons who it believes have appropriate expertise and experience to contribute to the oversight of the Company, while also reviewing other appropriate factors. Enservco believes that this method of identifying, evaluating, and nominating members to join the Board of Directors is appropriate given Enservco's status as a smaller reporting company.

The Board of Directors does not have a formal diversity policy. The Board considers candidates that will make the Board as a whole reflective of a range of talents, skills, diversity, and experience.

Related Party Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related parties and/or their respective affiliated entities. We refer to this policy as our "Related Party Transactions Policy". The Related Party Transactions Policy is available on our website at www.enservco.com.

Pursuant to this policy, "Related Parties" includes our executive officers and directors, any nominee for director, beneficial owners of 5% or greater of the Company's voting securities, and the immediate family members any of the foregoing persons. An "Immediate Family Member" of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person sharing a household with the Related Party, other than a tenant or employee.

A "Related Party Transaction" includes:

•	any transaction or relationship directly or indirectly involving a Related Party that would need to be disclosed under Item 404(a) of Regulation S-K;
•	any material amendment or modification to an existing Related Party Transaction; and
•	any transaction deemed by the directors or the Company's legal counsel to be a Related Party Transaction.

Under the Related Party Transactions Policy, Related Party Transactions are prohibited, unless approved or ratified by the disinterested directors of the Company. A Related Party Transaction entered into without pre-approval is not invalid, unenforceable, or in violation of the policy, provided that such transaction is brought to the disinterested directors as promptly as reasonably practical after it is entered into, and such transaction is ratified.

The Company's executive officers, directors, or nominees for director are required to promptly notify the Board of Directors and the Company's legal counsel of any proposed Related Party Transaction. The Company's disinterested directors will review such transaction, considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Party's direct or indirect interest, and the actual or apparent conflict of interest of the Related Party. The disinterested directors shall not approve or ratify a Related Party Transaction unless they have determined that upon consideration of all relevant information, the proposed Related Party Transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since January 1, 2018 or otherwise outstanding as of the Record Date.

Subordinated Loan Agreement entered into with Cross River Partners, L.P.

On June 28, 2017, the Company entered into a subordinated loan agreement (the “Subordinated Loan Agreement”) with Cross River Partners, L.P., ("Cross River"), which documents the Company’s obligations to Cross River with respect to the financial accommodations made to the Company by Cross River in connection with the Tenth Amendment to the Company Amended and Restated Revolving Credit and Security Agreement with PNC Bank. In connection with the Subordinated Loan Agreement, on June 28, 2017, the Company delivered two subordinated promissory notes to Cross River in the amounts of $1 million and $1.5 million, respectively (each a “Note”, collectively, the “Notes” and, together with the Subordinated Loan Agreement, the “Subordinated Loan Documents”). The Notes each have a maturity date of June 28, 2022 (the “Maturity Date”) and bear interest at a fixed per annum rate of 10.0%.

On August 10, 2017, the Company entered into the Loan and Security Agreement with East West Bank (the "2017 Credit Agreement"), which replaced the 2014 Credit Agreement. In relation to the 2017 Credit Agreement, on August 7, 2017, Cross River entered into a subordination agreement with East West Bank. The Company began making quarterly payments of accrued interest under each Note on July 1, 2017 and will continue making such interest only payments until all of the Company’s obligations under the 2017 Credit Agreement have been satisfied. Once all of the Company’s obligations under the 2017 Credit Agreement have been satisfied, the Company will begin making quarterly payments of principal (based on an amortization schedule of 10 years) plus interest until the Maturity Date. On the Maturity Date, all amounts still outstanding under the Notes will become due and payable. The Company has the right to prepay the outstanding balance of all principal and interest of either or both Notes, in whole, subject to a prepayment penalty equal to the total interest that would have been due and payable on the next two quarterly payments following such prepayment.

In connection with the Subordinated Loan Agreement, on June 28, 2017, the Company issued Cross River two five-year warrants (the “Warrants”) to buy an aggregate total of 1,612,902 shares of the Company’s Common Stock at an exercise price of $0.31 per share, the average closing price of the Company’s Common Stock for the 20 day period ended May 11, 2017. These warrants were exercised on June 29, 2018. Proceeds from the exercise of the warrants in the amount of $500,000 were used to reduce the subordinated debt balance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Enservco’s directors and officers and any persons who own more than ten percent of Enservco’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). All directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed. Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed December 31, 2018, we believe that during the Company’s 2018 fiscal year all of our named executive officers, directors, and greater than ten percent stockholders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, with the exception of Mr. Kersting, whose Initial Statement of Beneficial Ownership on Form 3 was not timely filed. Mr. Kersting was appointed as an executive officer of the Company on May 21, 2018; therefore this Form 3 was due on June 5, 2018. This Form 3 would have reported that Mr. Kersting did not beneficially own any of the Company’s securities as of the date of his appointment as a named executive officer. The Company filed a Form 5 on Mr. Kersting’s behalf on April 17, 2019 to report Mr. Kersting’s beneficial ownership that should have been reported on Form 3.

Code of Business Conduct and Whistleblower Policy

On July 27, 2010, our Board of Directors adopted a Code of Business Conduct and Whistleblower Policy (the “Code of Conduct”) which the Board updated on May 29, 2013. The Code of Conduct applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is posted at our website: www.enservco.com. Additionally, a copy of our Code of Conduct was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2010 and the amended Code of Conduct was filed as an exhibit to a Current Report on Form 8-K dated May 29, 2013.

Insider Trading Policy

On June 22, 2016, our Board of Directors approved a new Insider Trading Policy. The Insider Trading Policy applies to all of our officers, directors, and employees. Our Insider Trading Policy is posted at our website: www.enservco.com. Additionally, a copy of our Insider Trading Policy was filed as an exhibit to our Current Report on Form 8-K dated June 22, 2016.

Policy on Trading Blackout Period

On August 16, 2013, our Board of Directors adopted the Company's Policy on Trading Blackout Periods; Benefits Plans; and Section 16 Reporting (the “Blackout Policy”), which the Board amended on June 25, 2015. The Blackout Policy applies to all of our officers, directors, and employees. Our Blackout Policy is posted at our website www.enservco.com. In addition, a copy of Blackout Policy was filed as an exhibit to our Current Report on Form 8-K, dated June 25, 2015.

Communications with Directors

                Stockholders and other interested parties may communicate with any of our independent directors, including committee chairs, by using the following address:

                Enservco Corporation

                Board of Directors

                c/o Corporate Secretary

                999 18th Street, Suite 1925N

                Denver, CO 80202

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal, or similarly unsuitable communications.

EXECUTIVE OFFICERS

The age, business experience, and current position of each person who currently serves as an executive officer of Enservco are as follows.

Ian E. Dickinson, Age 46 - Biographical information for Mr. Dickinson is provided in the section “Proposal No. 1 – Election of Directors” elsewhere in this proxy statement.

Dustin Bradford, Age 38 - Mr. Bradford was appointed the Company’s Chief Financial Officer and Treasurer on January 31, 2018. Mr. Bradford also serves as the Company’s Chief Accounting Officer. Mr. Bradford has been with the Company since June 2017, and initially joined the Company as its controller. Since joining the Company, Mr. Bradford has overseen investor and lender relations, finance, financial reporting, accounting, budgeting, forecasting, securities and tax compliance, and other related areas of responsibility. Prior thereto, from March 2016 to June 2017, he was controller for TapInfluence, Inc, a private equity-backed marketing technology company. From July 2010 to January 2016, he was employed with Black Creek Diversified Property Fund Inc., formerly known as Dividend Capital Diversified Property Fund Inc., a Real Estate Investment Trust, as Assistant Controller and Financial Reporting Manager. Mr. Bradford began his career as an auditor with public accounting firm KPMG and also held a technical accounting and financial reporting position with Sun Microsystems (acquired by Oracle). Mr. Bradford is a Certified Public Accountant and holds a Bachelor’s degree in Accounting, Summa Cum Laude, from Fort Lewis College in Durango, Colorado.

Kevin Kersting, Age 39 - Mr. Kersting was appointed as the company’s Chief Operating Officer on May 21, 2018. Mr. Kersting joined the Company from Cap Logistics ("Cap"), a privately held transportation solutions provider where over the course of his 15-year tenure he served many roles including Vice President of Operations, President and Chief Operating Officer, board member, and shareholder. Mr. Kersting’s responsibilities at Cap included new product development, quality assurance, corporate sales, application architecture, contract negotiations, process development, and overall executive oversight of the business. While Serving at Cap, Mr. Kersting founded and operated a successful fitness startup called Warehouse 41 Fitness, which provided corporate fitness solutions to surrounding businesses and the larger local community. Mr. Kersting now oversees operations for the Company, an expansive role that includes sales, equipment and personnel deployment, safety and regulatory, and other related areas of responsibility. Mr. Kersting is a member of Young President’s Organization – Rocky Mountain Chapter, and currently serves on the Board of Directors for Cap Logistics. Mr. Kersting was a founding member of the Regis University School of Management’s Advisory Council and sat on the Board of Directors for the Young Philanthropist’s Foundation. Mr. Kersting is a graduate of Metropolitan State University in Denver, and has performed graduate studies at Regis University, and holds executive certificates from both Cornell University, and the Massachusetts Institute of Technology.

Significant Employees

There are no significant employees of Enservco other than its executive officers named above.

EXECUTIVE COMPENSATION

The following table sets out the compensation received for the fiscal years ended December 31, 2018 and 2017 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers (collectively referred to herein as the “NEOs”). The table does not include transactions subsequent to December 31, 2018.

Name and Principal Position	Fiscal Year	Salary	Bonus and Other	Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (16)	Non-Qualified Deferred Plan Compensation	All Other Compensation (3)		Total
Ian E. Dickinson(4)	2018	$274,904	75,000	$189,405	(6)	$71,679	(5)	$142,500	$-	$22,900		$776,388
CEO and President	2017	$153,846	125,000	$-		$71,679		$-	$-	$12,289		$362,814

Dustin Bradford (11)	2018	$170,385	20,250	$187,680	(12)	$3,551	(13)	$61,250	$-	$19,874		$462,900
CFO and Treasurer	2017	$64,904	-	$-		$-		$-	$-	$1,933		$66,837

Kevin Kersting (7)	2018	$129,808	-	$306,360	(8)	$-		$78,750	$-	$146		$515,064
Chief Operating Officer

Austin Peitz (9)	2018	$116,863	57,881	$-		$102,175	(10)	$-	$-	$339,031	(15)	$615,950
Former Senior Vice President of Field Operations	2017	$192,938	110,000	$-		$85,465		$-	$-	$20,546		$408,949

Tucker Franciscus (14)	2018	$50,462	-	$-		$-		$-	$-	$82,018		$132,480
Former CFO and Treasurer	2017	$101,538	-	$-		$55,420		$-	$-	$1,789		$158,747

(1) Stock awards reflect the grant date fair of the awards determined in accordance with ASC Topic 718. The assumptions and methodologies used in the calculations of these amounts are set forth in Note 11 to the consolidated financial statements set forth in the Form 10-K for the fiscal year ending December 31, 2018. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).

(2) Amounts represent the calculated fair value of stock options granted to the named executive officers based on provisions of ASC 718-10, Stock Compensation, which vested during the year. See Note 2 to the consolidated financial statements set forth in the Form 10-K for the fiscal year ending December 31, 2018 for a discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(3) Represents: (i) automobile expenses; (ii) health, life, dental and vision insurance premiums; and (iii) matching contributions to the Company’s 401(k) plan incurred on behalf of Messrs Dickinson, Kasch, Kersting, Pietz, Bradford, Franciscus, and Devers.

(4) Mr. Dickinson was named chief executive officer and president on May 9, 2017.

(5) Amount represents the calculated grant date fair value of stock options to purchase 400,000 shares of Common Stock which vested during 2018.

(6) This award is subject to performance conditions. If the highest level of all conditions are met, the value of the award would be $310,500.

(7) Mr. Kersting was named chief operating officer on May 21, 2018.

(8) This award is subject to performance conditions. If the highest level of all conditions are met, the value of the award would be $414,000.

(9) Mr. Peitz resigned as Senior Vice President of Field Operations on April 27, 2018.

(10) Amount represents calculated grant date fair value of stock options to purchase 486,666 shares of Common Stock which vested in 2018.

(11) Mr. Bradford was named chief accounting officer on December 12, 2017. Mr. Bradford was named chief financial officer on January 31, 2018.

(12) This award is subject to performance conditions. If the highest level of all conditions are met, the value of the award would be $241,500.

(13) Amount represents the calculated grant date fair value of stock options to purchase 16,667 shares of Common Stock which vested during 2018.

(14) Mr. Franciscus served as the Company's chief financial officer from July 17, 2017 to January 31, 2018.

(15) Includes $320,795 related to severance payments.

(16) Represents 2018 short-term incentive bonuses earned in 2018 and paid subsequent to 2018. 60% of the incentive is based on achieving an EBITDA target, which was not met, 20% of the bonus is based on a safety target which achieved 50% of the target, and 20% of the bonus is discretionary which was paid out at 200%.

Narrative Disclosure to Summary Compensation Table

Compensation Committee. The Board of Directors established the Compensation Committee in November, 2017. The Board of Directors appointed Messrs. Herlin, Jolly, and Haymons to the Compensation Committee, each of whom the Board of Directors has determined is independent pursuant to the independence tests under the NYSE American Company Guide. The Compensation Committee is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.     The executive's leadership and operational performance and potential to enhance long-term value to the Company's stockholders;

2.     The Company's financial resources, results of operations, and financial projections;

3.     Performance compared to the financial, operational, and strategic goals established for the Company;

4.     The nature, scope, and level of the executive's responsibilities;

5.     Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and

6.     The executive's current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board of Directors remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

■     Base salary;

■     Annual short-term incentive plan compensation (cash bonus awards);

■     Long-term incentive compensation (equity awards); and

■     Other employment benefits.

Base Salary

Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

The Company’s named executive officers (being Messrs. Dickinson, Bradford, and Kersting) receive base salaries in accordance with the terms of their respective employment agreements (which are described below).

Cash Bonuses

Historically, discretionary cash bonuses were another element of our compensation plan. These discretionary cash bonuses provided executive officers and other employees with the potential to receive a portion of their annual cash compensation as a cash bonus in order to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint. We did not establish a set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

In 2018, we adopted the 2018 Short Term Incentive Plan (“2018 STIP”) in order to motivate and reward our named executive officers for meeting or exceeding corporate performance goals. Under the 2018 STIP, the Compensation Committee set target opportunities of 100% of base salary for our CEO, and 70% of base salary for our CFO and COO. The Compensation Committee also determined that 60% of the total cash incentive bonus for each named executive officer should be based on the Company’s attainment of a threshold ratio of EBITDA to debt, 20% should be based on the Company’s achievement of certain safety goals, and 20% should be discretionary at the discretion of the Compensation Committee, in each case subject to the Compensation Committee’s further adjustment in order to realign with corporate goals.

In reviewing the performance of the Company for 2018, the Compensation Committee determined that the actual amount of the cash bonus awards would be 50% of target for each named executive officer. This determination was based on the Compensation Committee’s determination that 0% of the bonus should be attributable to the Company’s attainment of the specified EBITDA threshold, 10% should be based on the Company’s achievement of certain safety goals, and 40% should be awarded on a discretionary basis due to the named executive officers’ contributions towards the Company’s achievement of corporate objectives during 2018.

Equity-Based Compensation

Each of the Company’s executive officers are eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan (the "2016 Plan"), and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan (the "2010 Plan"), pursuant to which there are still outstanding awards.

Historically, in determining whether to grant awards and the amount of any awards, the Company took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. In 2018, the Company adopted the Long-Term Incentive Plan (“2018 LTIP), which is intended to balance the short-term orientation of other compensation elements, further align management and shareholder interests, focus named executive officers on achievement of long-term results, and retain executive talent. The Company’s named executive officers and senior managers are eligible to receive awards under the 2018 LTIP. All awards granted under the 2018 LTIP are made pursuant to the 2016 Plan. The 2018 LTIP awards contain the following terms: (i) 60% shall vest upon the Company's Common Stock achieving a 90-day moving average price of at least $2.25 per share and (ii) 40% shall vest upon the Company achieving a ratio of trailing twelve-month debt to EBITDA ratio of 1.50 to 1.0.

The Company has granted restricted stock and stock options to each of its executive officers as described above in the table entitled “Security Ownership of Management, Directors, and Certain Beneficial Owners” and below in the table entitled “Stock Options, Stock Awards, and Equity Incentive Plans.”

Forfeiture and Grant of Stock Options

The Compensation Committee granted restricted stock awards to Messrs. Dickinson, Bradford, and Kersting for fiscal year 2018 under the 2016 Plan. On June 14, 2018 the Compensation Committee approved granting Mr. Dickinson 225,000 shares of restricted stock, Mr. Kersting 300,000 shares of restricted stock, and Mr. Bradford 175,000 shares of restricted stock.

The Board of Directors granted stock options to Messrs. Dickinson, Peitz, and Bradford for fiscal year 2017 under the 2016 Plan. On June 2, 2017 the Board granted Mr. Dickinson options to purchase 1,200,000 shares of Common Stock and Mr. Peitz options to purchase 500,000 shares of Common Stock, in each case under the the 2016 Plan. On June 26, 2017, the Board granted Mr. Bradford options to purchase 50,000 shares of Common Stock under the 2016 Plan.

As discussed below, Mr. Franciscus was granted options to purchase 800,000 shares of Common Stock under the 2016 Plan, however, Mr. Franciscus forfeited 533,334 of these unvested options in connection with his resignation.

Other Compensation/Benefits

Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Additionally, the Company provided Mr. Peitz with an automobile. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Declared Discretionary Bonuses

During 2018, the Board of Directors awarded discretionary bonuses to Messrs. Dickinson, Kersting, and Bradford as shown in the Summary Compensation Table above. During 2017, the Board of Directors awarded discretionary bonuses to Messrs. Dickinson and Peitz, as shown in the Summary Compensation Table above.

Employment Agreements

We have entered into employment agreements with certain Company officers, being Messrs. Dickinson, Bradford, and Kersting. We previously entered into agreements with Messrs Peitz and Franciscus.

Ian E. Dickinson – Mr. Dickinson is chief executive officer and president of the Company. Mr. Dickinson entered into an employment agreement effective May 9, 2017 (the “Dickinson Employment Agreement”). Pursuant to the Dickinson Employment Agreement, Mr. Dickinson will receive an annual base salary of $250,000 and is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board may determine. Mr. Dickinson was also granted stock options to purchase 1,200,000 shares of the Company’s Common Stock. The exercise price of the stock options is $0.30 per share. The stock options vest in one third installments, the first of which vested on May 9, 2017, the second of which vests on May 9, 2018 and the third of which vested on May 9, 2019, provided that Mr. Dickinson continues to be employed by the Company on those dates. The Dickinson Employment Agreement provides for severance compensation if Mr. Dickinson is terminated without cause or upon a change of control. The Dickinson Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long-term incentive awards.

Kevin Kersting – Mr. Kersting is the Chief Operating Officer of the Company. Mr. Kersting entered into an employment agreement effective May 21, 2018 (the "Kersting Employment Agreement). Pursuant to the Kersting Employment Agreement, Mr. Kersting will receive an annual base salary of $225,000 and is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board may determine. The Kersting Employment Agreement provides for severance compensation if Mr. Kersting is terminated without cause or upon a change in control. The Kersting Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long-term incentives.

Dustin Bradford – Mr. Bradford became the Chief Financial Officer of the Company on January 31, 2018. In connection with his appointment as the Company’s Chief Financial Officer, the Company and Dustin Bradford entered into an Employment Agreement on April 23, 2018, effective January 31, 2018 (the “Bradford Employment Agreement”). Pursuant to the Bradford Employment Agreement, Mr. Bradford will receive an annual base salary of $175,000, and is eligible each year to receive a discretionary bonus in addition to his base salary, which will be awarded in such amounts as the Board of Directors of the Company will determine. The Bradford Employment Agreement provides for severance compensation if Mr. Bradford is terminated without cause or upon a change in control. The Bradford Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long-term incentives.

Austin Peitz – Mr. Peitz was Senior Vice President of Field Operations of the Company. He entered into an employment agreement with the Company on June 22, 2016 (the "Peitz Employment Agreement") to replace his prior employment agreement with the Company dated July 27, 2010, as amended. The Peitz Employment Agreement had an initial term of July 1, 2016 through June 30, 2017, and would have automatically renewed thereafter on a year-to-year basis unless Enservco or Mr. Peitz provides the other with 60 days’ notice of non-renewal or the agreement was otherwise terminated. The Peitz Employment Agreement provided for an annual base salary of $192,938. Additionally, the Company provided Mr. Peitz with an automobile. The Peitz Employment Agreement also provides for standard employment benefits and contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and longer term incentive awards.

On April 27, 2018, Mr. Peitz notified the Company of his resignation as Senior Vice President of Field Operations, effective immediately. Mr. Peitz also resigned from all positions held with the Company’s subsidiaries. Mr. Peitz’s decision to resign was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies, or practices.

In connection with Mr. Peitz’s resignation, the Company entered into an Executive Severance Agreement with Mr. Peitz on April 27, 2018 (the “Peitz Severance Agreement”). The Peitz Severance Agreement provides for certain modified compensation and benefits to Mr. Peitz in lieu of and in settlement of the compensation and benefits to be paid to Mr. Peitz upon termination of his employment pursuant to the Peitz Employment Agreement.

Pursuant to the Peitz Severance Agreement, on Mr. Peitz’s separation date the Company paid Mr. Peitz any remaining balance of Mr. Peitz’s accrued and unpaid benefits, including unused vacation days and expense reimbursements which were then due and payable under the Peitz Employment Agreement. In addition, within five business days of the date of Mr. Peitz’s separation date, the Company will make a lump sum payment to Mr. Peitz in an amount equal to: (i) twelve months of Mr. Peitz’s base salary as of the date of his resignation; plus (ii) a bonus equal to the greater of (x) Mr. Peitz’s most recent annual bonus, or (y) six months of Mr. Peitz’s base salary as of the date of his resignation. The Company will also provide Mr. Peitz with medical, dental, and vision benefits until the earlier of twelve months after April 27, 2018 or the date on which Mr. Peitz obtains substantially similar coverage through another employer. The Company will also transfer to Mr. Peitz title to the Company-owned automobile presently in Mr. Peitz’s possession.

In addition, the Peitz Severance Agreement provides that all stock options relating to the Common Stock of the Company held by Mr. Peitz immediately vested on Mr. Peitz’s separation date. Mr. Peitz will have until July 27, 2018 to exercise 33,333 incentive stock options, and until April 27, 2019 to exercise 886,667 non-qualified stock options in accordance with the applicable agreements establishing and governing such options.

The Peitz Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation, and non-disparagement, and a general release of any and all claims Mr. Peitz may have against the Company, its directors, officers, and associated persons.

Tucker Franciscus – Mr. Franciscus became the Chief Financial Officer of the Company on July 13, 2017. In connection with his appointment as the Company’s Chief Financial Officer, the Company and Mr. Franciscus entered into an Employment Agreement effective July 17, 2017 (the “Franciscus Employment Agreement”). Pursuant to the Franciscus Employment Agreement, Mr. Franciscus received an annual base salary of $240,000. In addition, Mr. Franciscus was eligible each year to receive a discretionary bonus in addition to his base salary, which was to be awarded in such amounts as the Board may have determined. Mr. Franciscus was also granted stock options to purchase 800,000 shares of the Company’s Common Stock. The exercise price of the stock options is $0.35 per share. The stock options were scheduled to vest in one third installments, the first of which vested on October 15, 2017, and the second and third of which were forfeited in connection with Mr. Franciscus' resignation effective effective January 31, 2018. Mr. Franciscus' decision to resign was not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company's operations, policies, or practices.

The Company entered into an Executive Severance and Consulting Agreement ("Franciscus Severance Agreement") with Mr. Franciscus on January 8, 2018, under which Mr. Franciscus will serve as a consultant to the Company until May 31, 2018 and be paid a monthly consulting fee of $20,000. The Franciscus Severance Agreement also provides for certain modified severance compensation and benefits to Mr. Franciscus in lieu of and in settlement of the compensation and benefits to be paid to Mr. Franciscus upon termination of his employment. Also, pursuant to the terms of the Franciscus Severance Agreement, (i) Mr. Franciscus’ vested options representing 266,666 shares of the Company’s Common Stock will remain exercisable through May 31, 2018. The Franciscus Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of any and all claims Mr. Franciscus may have against the Company, its directors, officers and associated persons.

Stock Options, Stock Awards, and Equity Incentive Plans

In accordance with the Company’s stock incentive plans the Company granted certain of its executive officers restricted share awards during the Company's 2018 fiscal year and stock options during the Company’s 2017 fiscal year. The 2016 Plan was approved by stockholders on September 29, 2016.

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2018, and does not include transactions subsequent to December 31, 2018 as set forth in the footnotes to the table.

	Option Awards					Stock Awards
	Number of Securities									Equity Incentive Plan		Equity Incentive Plan
	Underlying Unexercised					Number of Shares		Market Value of		Awards: Number of		Awards: Market or Payout
	Options(1)			Option	Option	or Units		Shares or Units		Unearned Shares, Units or		Value of Unearned Shares
				Exercise	Expiration	of Stock That		of Stock That		Other Rights That		Units or Other Rights
Name	Exercisable	Unexercisable		Price	Date	Have Not Vested		Have Not Vested		Have Not Vested		That Have Not Vested

Ian E. Dickinson	800,000	400,000	(2)	$0.30	06/02/2022	-		$-		-		$-
										$225,000		$189,405	(4)
Dustin Bradford	16,667	33,333	(3)	$0.35	6/26/2022	-		$-		-		$-
	-	-		$-	-	50,000	(5)	$18,500	(6)	100,000	(7)	$37,000	(8)

Kevin Kersting	-	-		$-	-	66,667	(5)	24,667	(6)	200,000	(7)	74,000	(8)

Austin Peitz	100,000	-		$1.74	04/27/2019	-		$-		-		$-
	60,000	-		$1.74	04/27/2019	-		$-		-		$-
	160,000	-

(1)	Consists of options granted under 2010 Plan and 2016 Plan.
(2)	Represents options to purchase shares under the 2016 Plan. These shares are subject to a delayed two-year ratable vesting schedule with the remaining vesting date on June 2, 2019.
(3)	Represents options to purchase shares under the 2016 Plan. These shares are subject to a delayed three-year ratable vesting schedule with the remaining vesting dates on June 26, 2019, and 2020.
(4)	Represents restricted stock awards with a market value of $83,250 based on the closing stock price on December 31, 2018 of $0.37.
(5)	Represents restricted stock awards were issued effective December 31, 2017 and vest ratably over a three-year term. The remaining restricted stock awards will vest ratably on December 31, 2019 and 2020.
(6)	Represents time-based restricted stock awards computed using the closing stock price on December 31, 2018 of $0.37.
(7)	Represents performance-based restricted stock awards that have not yet been earned.
(8)	These are performance-based restricted stock awards computed using the closing stock price on December 31, 2018 of $0.37.

 Risks of Compensation Programs

The Company’s equity-based compensation is performance-based in that the issued stock options become valuable as the stockholders’ returns (measured by stock price) increase. Furthermore, in all cases, options granted to the Company’s employees include time-based vesting. The Company believes that this vesting, coupled with the internal controls and oversight of the risk elements of its business, have minimized the possibility that the compensation programs and practices will have a material adverse effect on the Company and its financial, and operational, performance.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors receives a quarterly director fee of $7,000. Directors who are members of the Board's Audit Committee receive an additional fee of $1,500 per quarter. As chair of the Audit Committee, Mr. Haymons receives an additional fee of $3,000 per quarter. As chair of the compensation committee, Mr. Herlin receives an additional $2,500 per quarter. Mr. Dickinson is an employee of the Company and is not paid for his service as a member of the Board of Directors.

The table below reflects compensation paid to the non-employee members of the Board during the year ended December 31, 2018:

	Fees
	Earned or	Options	All Other
	Paid in	Awards	Compensation
Director	Cash	(1)	Awards	Total

Christopher D. Haymons (2)	$44,000	$8,526	$-	$52,526

Keith J. Behrens (3)	$28,000	$-	$-	$28,000

Richard A. Murphy (5)	$40,000	$10,459	$-	$50,459

William A. Jolly (6)	$38,000	$-	$-	$38,000

Robert S. Herlin (7)	$44,000	$-	$-	$44,000

(1)

Amounts represent the grant date fair value of stock options granted to the named directors based on provisions of ASC 718-10, Stock Compensation, which vested in fiscal year 2018. See Note 11 to the consolidated financial statements included in Part III, Item 8 of the Annual Report on Form10-K for the year ended December 31, 2018, which was filed on March 28, 2019, for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2)

Mr. Haymons received fees in the amount of $44,000 in 2018 for serving as a director, chair of the audit committee, and member of the compensation committee of the Board of Directors. Mr. Haymons was granted an option to acquire 100,000 shares of Company Common Stock in June 2017. The option is exercisable for a five-year term at $0.29 per share. 50,000 shares vested on June 2, 2017 and on June 2, 2018.  The Company recorded an expense of $8,526 in 2018 related to the issuance of these options.

(3)

Mr. Behrens was appointed to the Board of Directors on July 15, 2014 and received fees in the amount of $28,000 in 2018 for serving as a director. Mr. Behrens was granted an option to acquire 200,000 shares of Company Common Stock in July 2014. The option is exercisable for a five year term at $2.49 per share, and vested in fully upon grant. The Company recorded expense of $321,907 in 2014 related to the issuance of the options.

(5)

Mr. Murphy was appointed to the Board of Directors on January 19, 2016 and received fees in the amount of $40,000 in 2018 for serving as a director and Chairman of the Board. Mr. Murphy was awarded 100,000 stock options under the 2010 Plan, which vested 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 18, 2021 at a strike price of $0.37 per share. The Company recorded expense of $10,459 in 2018 related to these options.

(6)

Mr. Jolly was appointed to the Board of Directors on January 15, 2015 and received fees in the amount of $38,000 in 2018 for serving as a director, a member of the audit committee, and a member of the compensation committee. Mr. Jolly was awarded 100,000 stock options under the Company’s 2010 Plan, which vest 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 15, 2020 at a strike price of $1.79 per share.

(7)

Mr. Herlin was appointed to the Board of Directors on January 15, 2015 and received fees in the amount of $44,000 in 2018 for serving as a director., a member of the audit committee, and the chair of the compensation committee. Mr. Herlin was awarded 100,000 stock options under the Company’s 2010 Plan, which vest 50% upon his first anniversary as a Board member and 50% upon his second anniversary, and are exercisable until January 15, 2020 at a strike price of $1.79 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of December 31, 2018:

Plan Category And Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	2,544,665	(1)	$0.85	6,917,879	(3)

Equity Compensation Plans Not Approved by Security Holders	30,000	(2)	$0.70	—

Total / Weighted Average	2,574,665		$0.84	6,917,879

(1) Represents (i) 1,710,499 unexercised options outstanding under the 2016 Plan, and (ii) 834,166 unexercised options under the Company’s frozen 2010 Stock Incentive Plan.

(2) Consists of: (i)  warrants issued in June 2016 to the principals of the Company’s investor relations firm to acquire 30,000 shares of Company Common Stock exercisable at $0.70 per share.

(3) Calculated as 10,391,711 shares of Common Stock reserved for the 2016 Plan less 2,637,165 options outstanding or exercised under the 2016 Plan and 836,667 of Restricted Stock Award shares outstanding under the 2016 Plan. No additional stock option grants will be granted under the 2010 Plan.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Annual Report

Available with this Proxy Statement (and available on the Internet as stated above) is the Company’s 2018 Annual Report to Stockholders on Form 10-K.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s annual report on Form 10-K for the year ended December 31, 2018, and any reports prior to or subsequent to that date.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the Securities and Exchange Commission are also available to the public from the SEC’s website, http://www.sec.gov and at the Company’s website, http://www.enservco.com. Our Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed under the Securities Exchange Act of 1934, are also available to any stockholder at no cost upon request to: Corporate Secretary, Enservco Corporation, 999 18th Street, Suite 1925N, Denver, Colorado 80202; Phone: (866) 998-8731.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein.  However, if any such other matters properly are presented to the stockholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Proxy Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Proxy Statement, to the Company at Corporate Secretary, Enservco Corporation, 999 18th Street, Suite 1925N, Denver, CO 80202; Phone: (866) 998-8731.

If multiple stockholders sharing an address have received one copy of this Proxy Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s Corporate Secretary in the same manner as described above. Additionally, if current stockholders with a shared address received multiple copies of this Proxy Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s Corporate Secretary in the same manner.

2020 Annual Meeting of Stockholders

Enservco Corporation anticipates its next Annual Meeting of Stockholders will be held in June of 2020. Under Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement for presentation at our 2020 Annual Meeting of Stockholders, the proposal must be received by us by December 29, 2019. If the date of our 2020 Annual Meeting of Stockholders is more than 30 days from the anniversary date of our 2019 Annual Meeting of Stockholders, stockholders who wish to submit proposals for the 2020 Annual Meeting of Stockholders must submit such proposals a reasonable amount of time before we print and mail our proxy materials for the 2020 Annual Meeting of Stockholders. All proposals should be addressed to Enservco Corporation, Attention: Corporate Secretary, 999 18th Street, Suite 1925N, Denver, CO 80202. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders submit such proposals by certified mail, return receipt requested.

As discussed under the heading “Committees of the Board – No Nominating Committee” elsewhere in this proxy statement, the Company’s Bylaws set forth specific information that must be included with any nomination of a person to stand for election of directors at the next Annual Meeting or special meeting of the stockholders at which directors are to be elected.

The SEC also sets forth procedures under which stockholders may make proposals outside of the process described above in order for a stockholder to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures require that stockholders must submit nominations or items of business in writing to our Corporate Secretary at our offices in Denver, Colorado. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2020 Annual Meeting no later than 45 days before the date on which the Company first sent proxy materials for the prior year’s annual meeting if it is being held within 30 days preceding the anniversary date of this year’s annual meeting (June 3, 2019), which is a reasonable time before the Company will make its proxy materials available to stockholders.

Assuming that our 2020 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by March 4, 2020, which is a reasonable time before the Company will make its proxy materials available to stockholders. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail, return receipt requested. Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

BY ORDER OF THE BOARD OF DIRECTORS:

ENSERVCO CORPORATION

Richard A. Murphy, Chairman of the Board of Directors

Appendix A

Proxy Card from Computershare.